Exhibit (a)(1)(v)

GMX RESOURCES INC.

Exchange Offer

Relating to its

4.50% Convertible Senior Notes Due 2015

The exchange offer will expire at 11:59 P.M., New York City time, on September 6, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Tenders may be withdrawn and the related consents may be revoked at any time prior to the Expiration Time, but not thereafter.

August 9, 2012

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

On the terms and subject to the conditions set forth in the accompanying offering memorandum dated August 9, 2012 and any supplements or amendments thereto (the “Offering Memorandum”), GMX Resources Inc. (“GMX” or the “Company”) is offering in exchange: (a) for each $1,000 principal amount of its outstanding 5.00% Convertible Notes due 2013 (the “Existing 2013 Notes”), (i) $1,000 principal amount of newly issued Senior Secured Second-Priority Notes due 2018 (the “New Notes”) (up to an aggregate of approximately $52 million) and (ii) 288 shares of common stock; and (b) for each $1,000 principal amount of its existing 4.50% Convertible Senior Notes Due 2015 (the “Existing 2015 Notes”), $700 principal amount of New Notes, subject to a maximum aggregate principal amount of New Notes issuable to all holders of Existing 2015 Notes (the “2015 Notes Consideration Limit”) equal to the excess of $60 million over the total aggregate principal amount of Existing 2013 Notes validly tendered and not validly withdrawn as of the Expiration Date. In no case will the Company issue New Notes in an aggregate principal amount in excess of $60 million. The Company will also pay accrued and unpaid interest on the Existing 2015 Notes validly tendered (and not validly withdrawn) and accepted by the Company pursuant to this exchange offer through and including the settlement date of this exchange offer.

We are asking you to contact your clients for whom you hold the Existing 2015 Notes. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. For your use and for forwarding to those clients, we are enclosing the following documents:

1. The Offering Memorandum; and

2. The Letter of Transmittal for your use and for the information of your clients, which includes as Annex A thereto a Beneficial Owners’ Instruction Letter, which you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer.

All exchanges may be executed through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) by transmitting acceptances to DTC in accordance with DTC’s ATOP procedures.

The exchange offer is subject to satisfaction of certain conditions as specified in the Offering Memorandum. GMX reserves the right to terminate, extend or amend the exchange offer with respect to the Existing 2015 Notes if any condition of the exchange offer is not satisfied or waived by GMX or otherwise in its sole discretion.

GMX will not pay you any fees or commissions for soliciting acceptances of the exchange offer. However, GMX will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Questions and requests for assistance should be addressed to the exchange agent and the information agent. Requests for additional copies of the enclosed materials should be directed to the exchange agent and the information agent.

The Exchange Agent and Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By U.S. Mail: Global Bondholder Services Corporation 65 Broadway - Suite 404 New York, NY 10006	By Overnight Courier or Hand Delivery: Global Bondholder Services Corporation 65 Broadway - Suite 404 New York, NY 10006	By Facsimile Transmission (for Eligible Institutions only): (212) 430-3775/3779 Confirmation: (212) 430-3774

Very truly yours,

GMX Resources Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GMX RESOURCES INC., THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT ON THEIR BEHALF EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL OR USE ANY DOCUMENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN FOR THE PURPOSES DESCRIBED HEREIN.

2